Exhibit 10.1

SEPARATION AGREEMENT

This Separation Agreement (this “Agreement”) is by and between J. DARBY SERÉ (the “Executive”) and GEOMET, INC. (the “Company”).  The Executive and the Company are sometimes referred to collectively in this Agreement as the “Parties” and individually as a “Party.”

WHEREAS, the Executive and the Company are parties to an Employment Agreement dated December 7, 2000, as amended by the Amendment to Employment Agreement dated March 13, 2007, and the Second Amendment to Employment Agreement dated December 31, 2008 (the “Employment Agreement”);

WHEREAS, the Executive currently serves as the Company’s Chief Executive Officer and President pursuant to the Employment Agreement and as the Chair of the Board of Directors of the Company (the “Board”);

WHEREAS, the Executive’s employment and service as the Chair of the Board will end on April 30, 2012 (the “Separation Date”) under circumstances that will entitle the Executive to certain severance benefits under the Employment Agreement in exchange for a release of claims;

WHEREAS, in the light of the Executive’s knowledge and experience, and the necessity of a transition period to allow for the orderly transfer of information about ongoing business matters, the Company desires to engage the Executive, and the Executive has agreed to be engaged, as a consultant to the Company for a limited period after the Separation Date;

WHEREAS, the Parties intend that the terms and conditions of this Agreement (and all documents attached hereto or referenced herein) shall govern all issues related to the Executive’s employment, ending of employment, consulting relationship, and post-employment and post-consultancy obligations; and

WHEREAS, capitalized terms not defined in this Agreement shall have the meanings assigned to them in the Employment Agreement.

THEREFORE, in consideration of the mutual promises and undertakings provided herein, the Parties agree as follows:

1.             Separation from Employment; Final Pay and Benefits.

(a)         The Executive’s employment with the Company will permanently end on the Separation Date without the necessity of notice or further action by the Company.  As of the Separation Date, the Executive permanently resigns all offices and positions in the Company and its Affiliates.  From and after the Separation Date, the Executive shall not hold himself out as an employee or agent of the Company or any of its Affiliates.

(b)         Whether or not the Executive signs this Agreement, the Executive will receive (i) payment of the Executive’s Base Salary through the Separation Date and vacation accrued in 2012 but unused as of the Separation Date, each less legally required and authorized withholdings and deductions; and (ii) reimbursement for authorized and reasonable business expenses incurred by the Executive through the Separation Date, if any, in accordance with the Company’s customary practices and upon receipt of appropriate documentation.  The amount in (b)(i) will be paid to the Executive no later than the 10th day after the Separation Date or such shorter period required by law.  The amount in (b)(ii), if any, will be paid to the Executive on the 10th day after the Separation Date provided that the Executive has submitted appropriate documentation by the Separation Date.

(c)         The Executive’s eligibility to participate in and coverage under the Company’s group medical plan ends on the last day of the month is which the Separation Date occurs and the Executive’s participation in and eligibility for all other employee benefits ends on the Separation Date, all according to the terms of the applicable plans and in accordance with applicable law.  Nothing in this Agreement, however, affects the Executive’s accrued and vested benefits, if any, under applicable employee benefit plans, or the Executive’s right to continue or convert coverage under certain employee benefit plans, in accordance with the terms of those plans and applicable law.

(d)         The Executive’s participation in and eligibility for any paid leave, compensation, bonus, or equity plans or practices of the Company ends on the Separation Date.  The Executive acknowledges and agrees that he has no vested right to a bonus or other incentive or extra compensation under any plan, policy or practice of the Company.

(e)           The Executive acknowledges and agrees that the promises of the Company in this Section 1 satisfy all legal obligations owed to him as an employee and as a participant in the Company’s and its Affiliates’ applicable benefit and compensation plans and practices, and that, except as otherwise set out in this Agreement, no additional amounts are owed to him by the Company or any of its Affiliates by virtue of his employment.

2.             Termination of Employment Agreement.  The Parties agree that the Employment Agreement is terminated as of the Separation Date and that, except as specifically set out in this Agreement, neither Party shall have any further liabilities, obligations, or duties to the other pursuant to the Employment Agreement.  Notwithstanding the previous sentence, the Parties further agree, and the Executive acknowledges, that certain of Executive’s obligations under the Employment Agreement survive the termination of the Employment Agreement and the Executive’s employment, including without limitation, Paragraphs 8 (Noncompetition and Related Matters, as modified in Section 5 below); 9 (Confidentiality); 10 (Business Records); 11 (Intellectual Property); 12 (Assistance in Litigation); 15 (Arbitration); and 17 (Injunctive Relief).

3.             Severance Benefit.

(a)         In full satisfaction of the Company’s obligations under Paragraph 6(d) of the Employment Agreement and in consideration of the Executive’s promises and undertakings set out in this Agreement, the Company shall pay to the Executive the following amount (the “Severance Benefit”): (i) $499,500.00, which represents 18 months of the Executive’s Base Salary, plus (ii) an additional amount equal to $36,000, which is the cost of continued coverage under the Company’s group medical plan pursuant to the Consolidated Omnibus Budget

Reconciliation Act of 1985 for the Executive and any of his eligible dependents for 18 months, each less legally required withholdings.

(b)         The Severance Benefit described in subsection (a)(i) will be paid in the form of a lump sum (i) within 30 days after the Separation Date or, if later, (ii) on the Company’s first payroll date after the Effective Date (as defined in Section 10 below).  The Severance Benefit described in subsection (a)(ii) will be paid in 18 equal monthly payments commencing with the month following the Separation Date.  The Severance Benefit will be paid by ACH direct deposit to the Executive’s last checking account on record with the Company for which the Company has a proper authorization.

(c)         No contributions from the Executive or the Company will be made to any retirement, savings, or other benefit plan with respect to the Severance Benefit.

(d)         The obligation to pay the Severance Benefit is contingent on the Executive’s (i) timely execution and return, and non-revocation, of this Agreement and (ii) performance of all his obligations under this Release.

4.             Effect of Separation on Equity Awards.  In further consideration of the Executive’s promises and undertakings set out in this Agreement and subject to subsection (c), the equity awards are amended as follows:

(a)         Accelerated Vesting of Equity Awards.  The Executive’s equity awards identified in Exhibits A, B and C to this Agreement shall be fully vested and nonforfeitable as of the Separation Date.

(b)         Option Exercise Period.

(i)            As of the Separation Date, each Stock Option Award Agreement set out on Exhibit A to this Agreement (the “Exhibit A Options”) is hereby amended by amending and restating the first sentence of Section 4(a) thereof in its entirety to read as follows:

“This Option may not be exercised after the earlier of (i) the expiration of seven years from the Grant Date or (ii) the expiration of 3 years from the “Separation Date” as defined in that certain Separation Agreement between the Company and Optionee dated April 30, 2012.”

In addition, as of the Separation Date, each Exhibit A Option is hereby amended by amending and restating the second sentence of Section 4(b) thereof in its entirety to read as follows:

“If the employment or service of an Optionee shall terminate for any reason other than Cause, each outstanding Option held by the Optionee may be exercised, to the extent then vested, until the earlier of (i) the expiration of 3 years from the date of such termination of employment or service or (ii) the expiration of the term of such Option.”

(ii)           As of the Separation Date, each Amended and Restated Non-Qualified Stock Option Agreement listed on Exhibit B to this Agreement (the “Exhibit B Options”)is hereby amended by amending and restating paragraph 2(ii) thereof in its entirety to read as follows:

“(ii)         In the event of Optionee’s termination of employment for any reason (other than the reasons set forth in subparagraph (i) of this paragraph 2), the Option may be exercised, to the extent then vested, for up to three years from the date of such termination of employment, unless the Option, by its terms, expires earlier.”

(c)         Issuance of Shares in Connection with Vested Restricted Stock and Restricted Stock Units.  The Company shall send a letter of instruction to its transfer agent to issue to Executive certificates representing the number of unvested units and unvested shares of common stock represented by the Restricted Stock Unit Award Agreement and the Restricted Stock Award Agreements, respectively, listed on Exhibit C to this Agreement within three (3) days following the Separation Date.

(d)         Effect of Failure to Accept or Revocation.  Notwithstanding subsections (a)-(c), if Executive does not timely accept this Agreement or timely revokes his acceptance, as described in Section 10, the Parties agree that (i) Executive shall return to the Company all stock received in settlement or upon vesting of the awards set out on Exhibit C (or an equivalent value in cash determined based on “Fair Market Value” (as defined in the applicable Company stock plan or award agreement) of any stock received as of the date of settlement or vesting), and an equivalent value in cash with respect to any stock withheld to satisfy applicable tax withholding, with such value to be determined based on “Fair Market Value” (as defined in the applicable Company stock plan or award agreement) as of the date of settlement or vesting; (ii) Executive shall forfeit to the Company each Exhibit A Option and each Exhibit B Option that became vested by virtue of subsection (a) or, if Executive has exercised any such options, pay to the Company an amount in cash (or transfer to the Company an equivalent value in Company common stock) equal to “Fair Market Value” (as defined in the applicable Company stock plan or award agreement), as of the date of exercise, of any Company stock covered by such exercised options less the exercise price of any such exercised options; and (iii) the exercise period for each Exhibit A Option and each Exhibit B Option that was vested before the Separation Date shall not be extended pursuant to subsection (b).

5.             Consulting Agreement.  In further consideration of their mutual promises and undertakings set out in this Agreement, the Parties shall execute the Consulting Agreement attached as Exhibit D to be effective on the day after the Separation Date.

6.             Noncompetition and Related Matters.  In further consideration of the promises and undertakings of the Company set out in this Agreement and the Consulting Agreement, and in the light of the acknowledgements in subsection (a) below, the Executive agrees as follows:

(a)         With respect to Paragraph 8 of the Employment Agreement, the Executive acknowledges and agrees that (i) the Company promised to provide (and in fact did provide) special training and knowledge, including confidential information identified in Paragraph 9 of the Employment Agreement; (ii) the confidential information is valuable to the Company and, therefore, its protection and maintenance constitutes a legitimate interest to be protected by the Company; and (iii) he agreed in Paragraph 9 of the Employment Agreement to hold in strict confidence and not to disclose or reveal to any person, or use for his own personal benefit or for the benefit of any else, such confidential information during employment and for the three-year period after his employment ended, which obligation survives the termination of the Employment Agreement and the Executive’s employment.  The Executive further acknowledges and agrees that (w) the Company is engaged in a highly competitive business; (x) the Company has expended considerable time and resources to develop goodwill with its vendors, suppliers, customers, investors, business partners, and others with whom it has a business relationship (the “Business Partners”) and to create, protect, and exploit its confidential information; (y) the Executive’s participation in and direction of the Company’s day-to-day operations and strategic planning gave Executive unique access to confidential information that could be used by unauthorized third parties in a manner that would irreparably harm the Company’s competitive position in the marketplace and dilute its goodwill; and (z) pursuant to the Consulting Agreement, the Executive will continue to create and/or have access to confidential information of the Company that could be used by unauthorized third parties in a manner that would irreparably harm the Company’s competitive position in the marketplace and dilute its goodwill.

(b)         According, the Executive agrees that his post-employment obligations under Paragraph 8(a) and (c) of the Employment Agreement are modified as follows:  During the Restriction Period (as defined in subsection (d)(iv) below), the Executive shall not engage in any of the following activities (the “Restricted Activities”) without the written consent of the Chair of the Board:

(i)            Directly or indirectly, and whether or not for compensation, engage or prepare to engage in, or aid or advise another person or entity, who is engaging in or preparing to engage in, a Competing Business (as defined in subsection (d)(i) below) in the Specified Geographical Area (as defined in subsection (d)(v) below) as an employee, officer, director, agent, partner, stockholder, owner, member, representative, consultant, lender, guarantor, or in any other individual or representative capacity; provided, however, that this Section 6(b)(i) does not prohibit the Executive’s ownership of stock or other securities listed on a national securities exchange or actively traded in the over-the-counter market if he and the members of his immediate family do not, directly or indirectly, hold more than a total of 5% of all such shares of stock or other securities issued and outstanding;

(ii)           Directly or indirectly soliciting, inducing, persuading, or enticing, or endeavoring to solicit, induce, persuade, or entice, any person who is then employed by or otherwise engaged to perform services for the Company (including without limitation a Business Partner) to leave that employment or cease performing those services, whether on his own behalf or on behalf of any other person or entity; and

(iii)          Directly or indirectly soliciting, inducing, persuading, or enticing, or endeavoring to solicit, induce, persuade, or entice, any person or entity who is then a Business Partner to cease being a Business Partner or to divert all or any part of such

Business Partner’s business from the Company, whether on his own behalf or on behalf of any other person or entity.

(c)         Executive acknowledges and agrees that his obligations in Paragraph 8 of the Employment Agreement, as modified by this Section 6, (i) are ancillary to an otherwise enforceable agreement, including without limitation the mutual promises and undertakings set out in the Employment Agreement, this Agreement, and the Consulting Agreement; (ii) that the restrictions are reasonable and necessary, are valid and enforceable under applicable law, and do not impose a greater restraint than necessary to protect the Company’s goodwill, confidential information, and other legitimate business interests; (iii) that he will immediately notify the Company in writing should he believe or be advised that the restrictions are not, or likely are not, valid or enforceable under the law of any state that he contends or is advised is applicable; (iv) that he will not challenge the enforceability of such restrictions; and (v) except as otherwise modified in this Section 6, Paragraph 8 of the Employment Agreement remains in force and effect.

(d)         For purposes of this Section 6,

(i)            “Competing Business” means (i) owning, operating, leasing, acquiring, exploring, marketing, developing, producing, gathering, distributing, or disposing of Mineral Interests (as defined in subsection (d)(iii) below); or (ii) such other business activities as the Company may engage in, prepare to engage in, or investigate becoming engaged in during the term of the Consulting Agreement and about which the Executive has access to confidential information.

(ii)           The “Company” includes the Company and its affiliates.

(iii)          “Mineral Interest” means any royalty, overriding royalty, working, leasehold, or other property interest in coalbed methane, oil, or gas assets or related products, or any right to acquire such interests.

(iv)          “Restriction Period” means the period beginning on the Separation Date and ending 18 months after the termination of the Consulting Agreement.

(v)           “Specified Geographical Area” means (i) the Company’s Mineral Interests as of the Separation Date, additional Mineral Interests acquired by the Company during the term of the Consulting Agreement, and the geographical area within 25 miles of any such Mineral Interests; and (ii) the geographical locations where the Company attempted to acquire, or was investigating the acquisition of, Mineral Interests (X) within 12 months before the Separation Date or (Y) during the term of the Consulting Agreement and about which Executive had access to or created Confidential Information.

7.             Further Promises and Undertakings of the Executive.  In further consideration of the Company’s promises and undertakings set out in this Agreement, the Executive agrees that:

(a)         He will not make to any other person or entity any statement (whether oral, written, or electronic) which directly or indirectly impugns the quality or integrity of the

Company’s or any of the other Released Parties’ (as defined in Section 8(e) below) business or operations, or any other disparaging or derogatory remarks about the Company or any of the other Released Parties, except that he may give truthful testimony under oath in any legal proceeding;

(b)         Except as requested by the Company, as permitted by fair employment practices laws or other laws that may supersede the terms of this Agreement, or as compelled by valid legal process, he shall not:

(i)            Assist, cooperate with, or supply information of any kind to any non-governmental individual or entity or private-party litigant or their agents or attorneys (collectively a “Third Party”) concerning (A) the formation, continuation, terms and conditions, or ending of the Executive’s or any other employee’s employment with the Company or the employment practices of the Company; or (B) the business or operations of the Company or any of the other Released Parties; or

(ii)           Initiate or assist any Third Party in connection with any investigation, inquiry, or any other action of any kind with respect to either of the Company’s or any of the other Released Parties’ employment practices, business, or operations; and

(c)         If the Executive is contacted by any Third Party who is or may be adverse to, or investigating a possible claim or lawsuit against, the Company or any of the other Released Parties, he shall notify the Company in writing before providing any information to or meeting with such Third Party and, if requested, he will meet and confer with counsel for the Company or the other Released Parties before interviewing with, meeting with, providing information to, or giving a statement to any such Third Party.

8.             General Release.

(a)         In further consideration of the promises and undertakings of the Company set out in this Agreement, the Executive (for himself and for his spouse, representatives, heirs, successors and assigns) voluntarily, completely, and unconditionally releases, waives, and forever discharges to the maximum extent permitted by law the Released Parties (defined in Section 8(e) below) from any and all claims, demands, liabilities, and causes of action of whatever kind or character, whether vicarious, derivative, or direct, and whether known or unknown (individually a “Claim” and collectively the “Claims”), that the Executive now may have or ever has had against the Released Parties.

(b)         The Claims released and waived by this Section 8 include but are not limited to any and all Claims (including for attorneys’ fees and fraudulent inducement):

(i)            That the Executive is entitled to or owns any equity, phantom equity, or any other ownership or similar interest in the Company or any of the other Released Parties other than as set out on Exhibits A, B and C;

(ii)           For any bonus or other incentive or extra compensation;

(iii)          Growing out of, resulting from, or connected in any way to the Employment Agreement or termination of the Employment Agreement;

(iv)          Growing out of, resulting from, or connected in any way with the negotiation and execution of this Agreement;

(v)           Growing out of, resulting from, or connected in any way with the formation, continuation, terms and conditions, or ending of the Executive’s employment with the Company or the employment practices of the Company or any of the other Released Parties;

(vi)          Based on the common law or any federal, state, or local statutory or constitutional provision that applies or is asserted to apply, directly or indirectly, to the formation, continuation, terms and conditions, or ending of the employment relationship or employment practices, such as Claims based on contract or in tort, and Claims under the Civil Rights Acts of 1866, 1871, 1964, and 1991; the Age Discrimination in Employment Act, the Americans with Disabilities Act; the Fair Labor Standards Act; the Equal Pay Act; the Pregnancy Discrimination Act; the Family and Medical Leave Act; the Genetic Information Nondiscrimination Act; the Executive Retirement Income Security Act; the Fair Credit Reporting Act; the Sarbanes-Oxley Act; Chapters 21, 61, or 451 of the Texas Labor Code; and any other federal, state, or local statute, rule, order, or ordinance; and any amendments to the statutes just named or identified; and

(vii)         Based on any other act, conduct, or omission of any of the Released Parties.

(c)         The Executive acknowledges and agrees that he forever waives any right to recover, and will not request or accept, anything of value from any of the Released Parties as compensation or damages growing out of, resulting from, or connected in any way with the Executive’s employment or the ending of his employment with the Company, the employment practices of the Company, or with any other act, conduct, or omission of any of the Released Parties, other than the Severance Benefit, whether sought directly by him or by any administrative agency or other public authority, individual, or group of individuals on his behalf.

(d)         This Section 8 does not waive any rights that arise under this Agreement, any Claims under the Age Discrimination in Employment Act that arise after the date the Executive signs this Release, any rights under the equity awards identified on Exhibits A, B and C as amended herein, any right to indemnification or coverage under any directors and officers liability policy, or any Claims that cannot by law be released.

(e)         The “Released Parties” are (i) the Company; (ii) Yorktown Energy Partners IV, LP; (iii) Sherwood Energy, LLC; (iv) any parent, subsidiary, affiliate, predecessor, successor, or assign of the entities named or described in clauses (i)-(ii); and (iv) any current or former officer, director, partner, shareholder, owner, member, manager, joint venturer, trustee, fiduciary, agent, employee, associate, representative, administrator, investment advisor, employee benefit plan sponsored or maintained by, insurer, or attorney of or for the entities and persons named or described in clauses (i)-(iv).

9.             No Admission of Liability.  The Parties understand and agree that this Agreement does not in any manner constitute an admission of liability or wrongdoing by the Executive, the Company, or any of the Released Parties, but that any such liability or wrongdoing is expressly denied; and that, except to the extent necessary to enforce this Agreement, neither this Agreement nor any part of it may be construed as, used, or admitted into evidence in any judicial, administrative, or arbitral proceeding, as an admission of any kind by any of the Parties.

10.          Acceptance of Release; Effective Date; Right to Revoke.  The Executive may accept this Agreement at any time before the close of business on the 21st day after it was first presented to him by signing and returning this Agreement and Exhibit D without change to the attention of Stan Graves at GeoMet, Inc., 909 Fannin, Suite 1850 Houston, Texas 77010 or a signed electronic copy to graco@bellsouth.net with a copy to Mr. Graves to follow by US mail.  This Agreement will become effective and enforceable on the eighth day after it is received by Mr. Graves (the “Effective Date”).  The Executive may revoke his acceptance of this Agreement at any time before the Effective Date by so notifying Mr. Graves in writing at the above address.

11.          Acknowledgements.  By signing this Agreement, the Executive acknowledges that he is advised by the Company to consult with an attorney before signing this Agreement and Exhibit D, and has had sufficient time to do so; that he has been given sufficient time, and at least 21 days at his option, to consider this Agreement and Exhibit D; that he has read and understands the meaning and effect of signing this Agreement and Exhibit D; that neither the Company nor any of the other Released Parties has made any statements, representations, warranties, or promises to the Executive regarding this Agreement and Exhibit D, except for the statements, representations, warranties, or promises expressly made in this Agreement and Exhibit D; that he expressly disclaims reliance on any statements, representations, warranties, or promises made by the Company or any of the other Released Parties that are not set out in this Agreement and Exhibit D, but instead is relying on his own judgment in consultation with his attorney, if any; that his execution of this Agreement and Exhibit D thus is knowingly and voluntarily made; that pursuant to this Agreement and Exhibit D, he is receiving consideration in addition to anything of value to which he otherwise is entitled to receive; that he has not made any modifications to this Agreement or Exhibit D as they were originally presented to him by the Company or that any modifications made by him have been initialed by the Company or approved by the Company in writing (including by any Company-made revisions); and that any modifications to this Agreement or Exhibit D, whether material or immaterial, that are made or approved by the Company after they were originally presented to him do not extend the period of time for him to consider and accept this Agreement.

12.          Entire Agreement; Choice of Law.  This Agreement and Exhibit D represents the entire agreement of the Parties with respect to the termination of the Executive’s employment and the consulting relationship between the Parties, and shall be construed as a whole, according to its fair meaning, and not strictly for or against any of the Parties.  The Parties agree that this Agreement and the Consulting Agreement is governed by and shall be construed and enforced in accordance with Texas law, excluding its choice-of-law principles.

13.          Arbitration; Injunctive Relief.  The Parties agree that Paragraphs 15 (Arbitration) and 17 (Injunctive Relief) of the Employment Agreement shall apply to this

Agreement and Exhibit D, and nothing in Paragraph 15 of the Employment Agreement precludes the bringing of actions in court for the relief sought in Paragraph 17 of the Employment Agreement.

14.          Severability.  In the event that any provision or portion of this Agreement shall be determined to be invalid or unenforceable for any reason in whole or in part, the remaining provisions of this Agreement shall be unaffected thereby and shall remain in full force and effect to the fullest extent permitted by law.

15.          Miscellaneous.

(a)         This Agreement and the Consulting Agreement shall be binding upon the Executive’s heirs, successors, and assigns, and shall inure to the benefit of the Executive, the Company, the other Released Parties, and his and their heirs, successors, and permitted assigns.

(b)         The Company may, but the Executive may not, assign or otherwise transfer this Agreement or the Consulting Agreement or any of its or his rights or obligations under this Agreement or Consulting Agreement without the written consent of the other.  The Executive shall not have any right to pledge, hypothecate, anticipate, or in any way create a lien upon any payments or other benefits provided under this Agreement or the Consulting Agreement; and no amounts payable under this Agreement or the Consulting Agreement shall be assignable in anticipation of payment either by voluntary or involuntary acts, or by operation of law, except by will or pursuant to the laws of descent and distribution.

(c)         (i) No provision of this Agreement or the Consulting Agreement may be amended, modified, or waived unless such amendment or modification is agreed to in writing and signed by the Executive by a duly authorized officer of the Company, and such waiver is set out in writing and signed by the Party to be charged; and (ii) no waiver by a Party or failure to enforce or insist on his or its rights under this Agreement or the Consulting Agreement shall constitute a waiver or abandonment of any such rights or defense to enforcement of such rights, and a waiver on one occasion shall not be deemed to be a waiver of the same or any other type of breach on a future occasion.

(d)         Nothing in this Agreement or the Consulting Agreement, express or implied, is intended to or shall confer upon any person other than the Parties (and, in the case of the Company, its Affiliates), and their respective heirs, legal representatives, successors, and permitted assigns, any rights, benefits, or remedies of any nature whatsoever under or by reason of this Agreement or the Consulting Agreement.

(e)         As used in this Agreement and the Consulting Agreement, “Affiliate” shall mean the Company and any entity that, directly or indirectly through one or more intermediaries, is controlled by or is under common control with the Company.

(f)          The section headings in this Agreement and the Consulting Agreement are for convenience of reference only, and they form no part of this Agreement or the Consulting Agreement and shall not affect its interpretation.

16.          Right to Consult a Tax Advisor.  Notwithstanding any contrary provision in this Agreement, the Executive shall be solely responsible for any risk that the tax treatment of all or part of any payments provided by this Agreement may be affected by Section 409A of the Internal Revenue Code of 1986, as amended, which may impose significant adverse tax consequences on him, including accelerated taxation, a 20% additional tax, and interest.  Because of the potential tax consequences, the Executive has the right, and is encouraged by this paragraph, to consult with a tax advisor of his choice before signing this Release.

17.          Withholdings.  With respect to the payment of the Severance Benefit, the Company (or its Affiliate) shall withhold and report all amounts required to be withheld and reported by applicable law.  The Company (or its Affiliate) shall be entitled to rely on an opinion of counsel if any questions as to the amount or requirement of withholding shall arise.

18.          Notices.  Any notice required or permitted under this Agreement or the Consulting Agreement shall be in writing and shall be deemed to have been sufficiently given or made and received upon receipt, when personally delivered, or three days after being deposited in the United States mail if sent by registered or certified mail, postage prepaid, with return receipt requested, addressed:

To the Company:

GeoMet, Inc.

909 Fannin, Suite 1850

Houston, Texas 77010

Attention:  Chair of the Board

To Executive, to the address reflected on the Company’s records,

or at any other address as either Party shall have specified by notice in writing to the other Party.

19.          Counterparts.  This Agreement and the Consulting Agreement may be executed in one or more counterparts, each of which shall be deemed an original and all of which together shall be considered one and the same agreement.

[Signature Page Follows]

IN WITNESS WHEREOF, the Company and the Executive have executed this Agreement as of the day and year indicated below.

EXECUTIVE:

/s/ J. Darby Seré
Name:	J. Darby Seré

Date:	April 30, 2012

COMPANY:

GEOMET, INC.

By:	/s/ Michael Y. McGovern
Name:	Michael Y. McGovern
Title:	Director

Date:	April 30, 2012

EXHIBIT A

Grant Date	Type	# of Shares Originally Covered By Award	# of Shares Remaining	Exercise Price
March 23, 2009	Incentive Stock Option	39,135	13,045	$0.72
March 23, 2009	Incentive Stock Option	69,999	23,333	$0.72
March 23, 2009	Nonqualified Stock Option	16,770	16,770	$0.72
March 23, 2009	Nonqualified Stock Option	30,000	30,000	$0.72
September 20, 2010	Incentive Stock Option	129,141	129,141	$0.875
April 5, 2011	Incentive Stock Option	68,190	68,190	$1.59
April 5, 2011	Nonqualified Stock Option	80,472	80,472	$1.59

EXHIBIT B

	# of Shares	Exercise Price
Date of Original Agreement	(as provided in Paragraph 1, reflecting four-for-one common stock split)	(as provided in Paragraph 1, reflecting four-for-one common stock split)
May 19, 2003	106,660	$2.50
September 22, 2003	213,320	$2.50
April 27, 2004	106,660	$2.50

EXHIBIT C

Restricted Stock Unit Awards

Date of Agreement	# of Units Originally Covered By Award	# of Unvested Units
April 5, 2011	99,108	99,108

Restricted Stock Awards

Date of Agreement	# of Shares Originally Covered By Award	# of Unvested Shares
April 18, 2006	4,614	3,076
September 20, 2007	7,590	5,060
March 24, 2008	32,730	32,730
September 20, 2010	55,347	36,898
January 5, 2011	7,449	5,587
January 5, 2011	14,896	9,931

EXHIBIT D

Consulting Agreement (attached)